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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
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                                    FORM 8-K

                    PURSUANT TO SECTION 13 OR 15 (d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): August 1, 1997


                                  HOME BANCORP
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


           Indiana                          0-22376             35-1906765
-------------------------------           ------------       -------------------
(State or other jurisdiction of           (Commission        (I.R.S. Employer
incorporation or organization)            File Number)       Identification No.)

    132 East Berry Street, P.O. Box 989
    Fort Wayne, Indiana                                         46801-0989
 ---------------------------------------                        ----------
 (Address of principal executive offices)                       (Zip Code)


                                 (219) 422-3502
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.   Other Events.

          Attached Press Release Relative to Home Bancorp Reporting Third-Quarter FY 1997 Earnings Dividend Declared.

================================================================================

                                  NEWS RELEASE

================================================================================

Home Bancorp                                            Date     August 21, 1997
                                                        ------------------------
132 EAST BERRY STREET   P.O. BOX 989                    Contact  W. Paul Wolf
FORT WAYNE, INDIANA 46801-0989                          ------------------------
PHONE:  (219) 422-3502
FAX:  (219) 426-7027

                                  HOME BANCORP
                     Reports Third-Quarter FY 1997 Earnings
                                Dividend Declared


FORT WAYNE, Indiana, -- August 1, 1997 -- Home Bancorp (Nasdaq: HBFW), the holding company for Home Loan Bank, today reported net income for its third fiscal quarter ended June 30, 1997 of $738,000 compared to $707,000 for the same period a year ago. The net income for the fiscal year nine months ended June 30, 1997 was $2,189,000, an increase of 9.4%, compared to $2,001,000 for prior year like period. The nine fiscal months ended June 30 reported return on average assets of 0.89% compared with 0.85% for the prior year like period; the return on average equity was 6.43% compared to the prior year fiscal nine months ended June 30, 1996 of 5.12%.

The earnings per share (EPS) of $0.31 for the June quarter and $0.90 for the fiscal 1997 nine months represent increases of 19.2% and 32.4% respectively versus the same periods last year EPS of $0.26 and $0.68 EPS.

The efficiency ratio of 47.54% and the G&A expenses to assets ratio of 1.41% for fiscal year third quarter reflect Home Bancorp's commitment of controlled operating expense growth.

The third quarter net loans increased 4.48 percent or $11.7 million, compared to
1.65 percent or $4.2 million at the prior quarter ended March 31, 1997. The June 30, 1997 net loans receivable was $272.5 million, compared with prior quarter ended March 31, 1997 net loans of $260.8 million. The fiscal year nine months ended June 30, 1997 net loans receivable increased by $22.6 million reflecting a loan growth reduction of 11.0% or $2.8 million less, from the prior year nine months like period increase of $25.4 million.

The third fiscal quarter ended June 30 provision for loan losses of $600 was identical with the prior year charge. The Company's June 30, 1997 leading asset quality indicator ratio of non-performing assets ($166,052) of total assets comprised of 0.05% which compared outstandingly with the March 31, 1997 Office of Thrift Supervision (OTS) national peer group ratio of 0.88% and its central region of 0.58%.






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                       Holding Company for Home Loan Bank

The June 30 allowance for loan losses of $1,387,389 compares with the $1,384,989 prior year allowance at June 30, 1996. There were no loan charge-offs during the fiscal year nine months ended June 30, 1997. The reserve (Allowance for Loan Losses) is at 836% of non-performing loans.

The Company's announced December 18, 1996 stock repurchase program, expiring December 17, 1997, has acquired 137,500 shares of common stock at an average price of $20.16 per share as of June 30, 1997, with remaining 127,761 shares eligible to be repurchased. The repurchased shares will become treasury shares available for corporate purposes.

Total  assets at June 30, 1997 was a record  $334.9  million  compared to $322.7 million as of September 30, 1996. Net loans receivable, deposits and shareholders' equity were $272.5 million, $287.7 million and $44.5 million respectively at June 30, 1997 compared to $250.3 million, $271.2 million and $46.7 million respectively at September 30, 1996. The shareholders' equity reduction was impacted from stock repurchase programs. The June 30th book value per common share was $17.62 as compared to $16.91 per share at September 30, 1996.

On July 15, 1997 the Board of Directors declared the sixth consecutive quarterly cash dividend of $0.05 per share payable on September 18, 1997 to shareholders of record on August 29, 1997.

Home Loan Bank fsb, the wholly-owned subsidiary of Home Bancorp, was established in 1893. Home Loan Bank currently operates nine full service banking offices serving Fort Wayne (7), Decatur (1), and New Haven (1), Indiana.



         Home Bancorp (Nasdaq)
                  Quarter June 30:                 1997              1996
                                                 --------          --------
         Net Income . . . . . . . . . . .        $738,000          $707,000
         Share Earns: Net Income  . . . .           $0.31             $0.26













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                       Holding Company for Home Loan Bank